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                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                 For Fiscal Years Ended October 31, 1997 through
                    2001 (in thousands except ratio amounts)

                                               2001         2000          1999         1998          1997
                                               ----         ----          ----         ----          ----
Earnings:
   Pre-tax income from continuing
     operations                              $135,702     $139,520      $137,475     $135,367      $121,193
   Distributed income of equity
     investees                                  9,470        4,255         -             -            9,252
   Fixed charges                               47,793       44,368        37,978       38,415        39,263
                                             --------     --------      --------     --------      --------
     Total Adjusted Earnings                 $192,965     $188,143      $175,453     $173,782      $169,708
                                             ========     ========      ========     ========      ========

Fixed Charges:
   Interest                                  $ 45,286     $ 42,010      $ 35,911     $ 36,453      $ 36,949
   Amortization of debt expense                   420          465           323          304           346
   One-third of rental expense                  2,087        1,893         1,744        1,658         1,968
                                             --------     --------      --------     --------      --------
     Total Fixed Charges                     $ 47,793     $ 44,368      $ 37,978     $ 38,415      $ 39,263
                                             ========     ========      ========     ========      ========

Ratio of Earnings to Fixed Charges               4.04         4.24          4.62         4.52          4.32
                                                 ====         ====          ====         ====          ====